UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number of issuing entity: 333-205778-01

TOYOTA AUTO RECEIVABLES 2016-A OWNER TRUST
(Exact name of issuing entity as specified in its charter)

Commission File Number of depositor: 333-205778

TOYOTA AUTO FINANCE RECEIVABLES LLC
(Exact name of depositor as specified in its charter)

TOYOTA MOTOR CREDIT CORPORATION
(Exact name of sponsor as specified in its charter)

6565 Headquarters Drive
Plano, Texas 75024
(469) 486-9020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Toyota Auto Receivables 2016-A Owner Trust:
Class A-1, Class A-2a, Class A-2b, Class A-3, Class A-4 and Class B Asset Backed Notes
 (Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)                      ☐
Rule 12g-4(a)(2)                      ☐
Rule 12h-3(b)(1)(i)                  ☐
Rule 12h-3(b)(1)(ii)                 ☐
Rule 15d-6                               ☐
Rule 15d-22(b)                        ☒
Approximate number of holders of record as of the certification or notice date:  None

Pursuant to the requirements of the Securities Exchange Act of 1934, Toyota Auto Receivables 2016-A Owner Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
Dated: January 29, 2020

TOYOTA AUTO RECEIVABLES 2016-A OWNER TRUST
(Issuing Entity)
By: Toyota Motor Credit Corporation (not in its individual capacity, but solely as Servicer on behalf of the Issuing Entity)
By: /s/ Cindy Wang Name: Cindy Wang
Title: Group Vice President - Treasury